CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 22, 2014, relating to the financial statements and financial highlights, which appear in the March 31, 2014 Annual Reports to Shareholders of Columbia Pacific/Asia Fund, Columbia Select Large Cap Growth Fund and Active Portfolios® Multi-Manager Growth Fund (formerly Columbia Active Portfolios® - Select Large Cap Growth Fund) (three of the funds constituting Columbia Funds Series Trust I), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

July 28, 2014